                                                                    EXHIBIT 10.1

                                  AGREEMENT


      THIS AGREEMENT, dated as of August 6, 2002, by and between GTECH HOLDINGS CORPORATION AND GTECH CORPORATION, each a Delaware corporation (collectively, the "Company"), and W. BRUCE TURNER ("Executive").

      WHEREAS, the Company desires to retain the services of Executive on the terms and conditions provided in this Agreement; and

      WHEREAS, Executive, understanding and accepting the terms and conditions of employment set forth herein, desires to render such services on such terms and conditions.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto hereby covenant and agree as follows:

      1. DEFINITIONS. Capitalized terms used in this Agreement and not otherwise defined herein shall have the following meanings:

      "ACT" means the Securities Exchange Act of 1934, as amended to date.

      "AFFILIATE" shall mean any joint venture or other entity in which the Company or any of its subsidiaries has an equity interest of at least 20%.

      "AVERAGE CASH COMPENSATION" means an amount equal to: (i) the average Base Salary and Performance Bonus paid or payable to Executive annually for the most recent complete fiscal years of employment up to a maximum of three fiscal years; (ii) if Executive has completed one (but not more than one) fiscal year of employment, an amount equal to the Base Salary and Performance Bonus paid or payable to Executive for such complete fiscal year of employment; or (iii) if Executive has not completed at least one fiscal year of employment, the amount provided for in the second sentence of Section 9(b) hereof. For purposes of calculating Average Cash Compensation, Base Salary shall include any elective salary reductions made by Executive and contributed by the Company on Executive's behalf to the Company's retirement plans.

      "BOARD" means the Board of Directors of GTECH Holdings Corporation.

      "CAUSE" means any of the following:

            (i) any negligent and/or willful failure by Executive to substantially perform his duties;

            (ii) Executive's engaging in serious misconduct which is injurious to the Company or breaching any of the Company's ethics and compliance policies (unless, in its sole discretion, the Board determines that the breach is immaterial, inadvertent and subject to cure under Section 8(b) hereof without harm to the Company) as from time to time implemented by the Company;

            (iii) any material breach by Executive of the terms of Sections
                  4(c), 10; 11 or 14(a) hereof,

            (iv) Executive's having been convicted of, or pleading nolo contendere to, a crime that constitutes a felony or is a gaming or gambling-related offense; or

            (v) Executive's use of illegal drugs or abuse of other controlled substances or his habitual intoxication.

      "CHANGE IN CONTROL" means the happening of any of the following:

            (i) any "person," including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Act, but excluding the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities;

            (ii) the stockholders of the Company shall approve a definitive agreement (1) for the merger or other business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of such merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 50% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company; or

            (iii) the purchase of 30% or more of the Common Stock pursuant to any tender or exchange offer made by any "person," including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Act), other than the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates.

      "CHANGE OF CONTROL DATE" means the date on which a Change in Control occurs, provided however that if a Change in Control occurs and if Executive's employment with the Company is terminated by the Company prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or
(ii) otherwise arose in connection with or in anticipation of a Change in Control, then the "Change of Control Date" shall mean the date immediately prior to the date of such termination.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "COMMITTEE" means the Compensation Committee of the Board.

      "COMMON STOCK" means the Common Stock, par value $.01 per share, of the Company.

      "DISABILITY" means the inability (as determined by the Board in its sole discretion after affording Executive a reasonable opportunity to present his case) of Executive to render his agreed-upon, full-time services to the Company due to physical and/or mental infirmity.

      "EFFECTIVE DATE" means August 6, 2002.

      "GOOD REASON" means any of the following events (subject to the notice and cure provisions of Section 8(c) hereof):

            (i) the assignment to Executive of duties, responsibilities and/or reporting relationship that are materially inconsistent with those associated with Executive's position as stated in Sections 4(a) and 4(b) hereof, excluding any interim relieving of Executive's duties pursuant to Section 8(b);

            (ii) the Company's failure to pay Executive any amounts otherwise vested and due hereunder or under any plan or policy of the Company;

            (iii) a reduction in the title of Executive or in the authorities, duties or responsibilities of Executive except that the loss of the title of President shall not be "Good Reason" as set forth herein;

            (iv)  any material breach of this Agreement by the Company;

            (v) failure to extend this Agreement (for a minimum of one year on the same or better terms respecting annual cash compensation and benefits, excluding one-time awards of restricted stock or stock options, other one-time benefits such as relocation benefits, and any other benefits which have been changed with respect to Senior Executives generally) at least 90 days prior to the end of the Term or the end of any extended term, as the case may be; or

            (vi) failure by the Company to renominate Executive as a director at the expiration of his current term as director.

      "PERFORMANCE BONUS" means the actual amount of a performance bonus awarded by the Committee to Executive with respect to the relevant fiscal year in accordance with Section 5(b) hereof, including the portion of the Performance Bonus paid in stock equivalent (but excluding the portion of the stock award representing a discount beyond the cash equivalent made in conjunction with the payment of the Performance Bonus).

      "PRORATED PERFORMANCE BONUS" means the portion of the Performance Bonus, if any, which is payable with respect to fiscal 2003 (as provided in Section 5(b)(i)), or which becomes due after a termination of this Agreement under Sections 5(c) or 9(b) hereof. The Prorated Performance Bonus will be calculated as follows: the Committee shall (a) determine the Performance Bonus to which Executive would have been entitled, had Executive been employed for the entire fiscal year, in accordance with Section 5(b)(i) or (ii) hereof, (b) divide that amount by 52 to produce a Weekly Amount; and (c) multiply the Weekly Amount by the number of weeks during the relevant fiscal year that Executive was employed by the Company.

      "SENIOR EXECUTIVES" means such executives of the Company as constitute, from time-to-time, the "executive officers" of the Company within the meaning of Regulation Section 240.3b-7 issued under the Act.

      2. EMPLOYMENT OF EXECUTIVE.

      The Company hereby agrees to employ Executive, and Executive agrees to be employed by the Company, to render services to the Company and its subsidiaries, affiliates and divisions for the period, at the rate of compensation and upon the other terms and conditions set forth in this Agreement.

      3. TERM.

      The term of Executive's engagement hereunder shall commence on Effective Date, and shall continue for a term of three years (the "Term"). The Term is subject to earlier termination as hereinafter provided in Section 8 hereof, and the compensation, benefits, etc., if any, payable upon termination shall be as set forth in Section 9 hereof. In the event that the term of Executive's engagement by the Company shall continue beyond the Term, the Company and Executive agree that any successor agreement memorializing the terms of such engagement shall include, among its provisions (which shall be negotiated in good faith), a non-competition provision protecting all of the Company's material business lines.

      4. POSITION AND DUTIES.

            (a) Position. During the Term, Executive shall be retained and shall serve as Chief Executive Officer and President of the Company. During the Term, Executive also agrees to serve, if elected, as a director and/or officer of any subsidiary or Affiliate of the Company.

            (b) Duties. During the Term, Executive shall have the authority and power to perform such duties consistent with his positions as Chief Executive Officer and President as designated by the Board, and shall report only to the Board or any committees thereof at the request of the Board. Executive shall not be required without his consent to undertake responsibilities not commensurate with his position. Executive shall comply fully and promptly with the various policies, procedures and rules governing employees promulgated and/or as amended from time to time by the Company and any applicable subsidiary or Affiliate of the Company (including, without limitation, the Company's Ethical Conduct and Conflicts of Interest Policy and Government Affairs Policies and Procedures) and with any applicable disclosure and other requirements of any governmental authority and of any other entity with which the Company, its subsidiaries and Affiliates are doing or propose to do business. Except for illness, vacations, and holidays in accordance with then-current Company policy, and (subject to the approval of the Board) reasonable leaves of absence, Executive shall devote his full business time, attention, skill, undivided loyalty and best efforts to the faithful performance of his duties hereunder; provided, however, that Executive may, as long as such activities do not interfere with the performance of Executive's responsibilities: (i) serve (and retain any compensation with respect to such service) as a director of Ameristar Casinos, Inc., and, with the prior approval of the Board, serve on other corporate, civic and charitable boards and committees, (ii) deliver lectures and fulfill speaking engagements, and (iii) manage personal investments.

            (c) Principal Place of Employment. Executive's principal place of employment shall be at the Company's principal offices (currently located in West Greenwich, Rhode Island) or at such other location as the Company hereafter reasonably may require. Executive agrees to reside in Rhode Island.

            (d) Nomination as Director. Assuming the Term has not been terminated, the Board agrees to nominate Executive for reelection as director at the Company's 2003 Annual Meeting, at which time Executive's current term as a director is scheduled to expire, and Executive agrees, subject to Section 8(d) hereof, to continue to serve as a director if elected.

      5.    COMPENSATION AND REIMBURSEMENT OF EXPENSES.

            (a) Base Salary. For all services rendered by Executive in all capacities with the Company, its subsidiaries and Affiliates during the Term, the Company shall pay or cause to be paid to Executive as compensation a salary at an annual rate of $650,000 (the "Base Salary"), payable in equal installments not less frequently than monthly through the Company's standard payroll practices.

            (b)   Performance Bonus.

                  (i) With respect to the Company's fiscal 2003 (ending February 22, 2003), Executive shall be eligible to earn a Prorated Performance Bonus at the discretion of the Committee. The amount of the Prorated Performance Bonus, if any, for fiscal year 2003 shall be determined by the Committee in accordance with the performance metrics included in the GTECH Management Incentive Plan and Management Business Objectives. Executive's performance will be measured against the Company's established set of targets for fiscal year 2003, and depending upon performance against those targets, Executive will be eligible to receive a bonus for fiscal 2003 (before prorating) in an amount up to 200% of Base Salary. The target bonus for fiscal 2003 (before prorating) will be 100% of Base Salary. Promptly after the end of fiscal year 2003, the Committee will consider whether the Executive's performance justifies an additional performance bonus with respect to fiscal 2003. The Committee shall determine the amount of such additional performance bonus, if any, in its complete discretion.

                  (ii) With respect to each fiscal year of the Company during the Term commencing with fiscal year 2004 (ending February 21, 2004), Executive shall be eligible to earn a Performance Bonus at the discretion of the Committee. The amount of the Performance Bonus, if any, for a given fiscal year shall be determined by the Committee in accordance with the performance metrics and business objectives included in the GTECH Management Incentive Plan as approved annually by the Board in its sole discretion for all Senior Executives. Under the Plan, Executive's performance will be measured against an established set of targets for each fiscal year, and depending upon performance against those targets, Executive will be eligible to receive a bonus in the range of 0% to 200% of Base Salary. The annual target Performance Bonus will be 100% of Base Salary.

                  (iii) Any Performance Bonus awarded to Executive by the Committee shall be paid not later than 30 days following payment of bonus amounts to Senior Executives. Bonus payments for GTECH are normally made in April/May of each year for the preceding fiscal year ending in February, and Executive shall receive his Performance Bonus not later than June 15 for such preceding fiscal year. Executive's Performance Bonus, if any, for any given fiscal year shall be paid by the Company in a mix of cash and discounted restricted stock, at the discretion of the Committee, which shall determine annually (a) the maximum amount of bonus allowed in discounted restricted stock, not to exceed 30% of the Performance Bonus (with the understanding that it will not exceed 20% for the fiscal year 2003), (b) the magnitude of the discount, and
(c) the vesting terms under the Omnibus Stock Plan for GTECH, it being understood that the portion of the Performance Bonus paid in stock in lieu of the cash payment shall vest immediately, subject to transfer restrictions as established by the Committee that apply generally to performance bonus stock awards for other Senior Executives, and the portion of any stock award representing a discount beyond the Performance Bonus equivalent shall cliff vest as established by the Committee (with the understanding that the vesting period will not exceed two years for fiscal year 2003).

                  (iv) Nothing contained in this Agreement constitutes a guarantee that the Committee will award Executive a Performance Bonus for any given fiscal year.

            (c)   Change of Control.

                  (i) In the event Executive's employment is terminated by the Company for any reason other than Cause, or in the event Executive resigns for Good Reason, within eighteen months after the Change of Control Date, the Company will pay Executive, as liquidated damages, a lump sum cash payment in lieu of the severance payments provided under Section 9(b) hereof, payable within ten (10) days of Executive's termination, equal to two and ninety-nine hundredths (2.99) times the sum of (A) Executive's current annual Base Salary in effect at the date of termination (including in base salary for this purpose any elective salary reductions made by the Executive and contributed by the Company on Executive's behalf to the Company's retirement plan, any non-qualified plan, or a plan meeting the requirements of Section 125 of the Code), plus (B) the total Performance Bonus paid or payable to the Executive from the Company for the most recent full fiscal year of the Company, plus (C) the maximum amount allowable under the Executive Perquisite Program during the most recent calendar year of the Company. In addition, Company shall pay Executive within 10 days after such termination (i) his Base Salary accrued through the date of such termination at the rate in effect immediately prior to such date; (ii) any accrued but unpaid Performance Bonus under Section 5(b) hereof for the prior fiscal year; (iii) any Prorated Performance Bonus up to the date of such termination calculated by reference to Executive's target Performance Bonus, as determined by the Committee for the current fiscal year; and (iv) any other amounts to which Executive is entitled under the terms of Sections 5 and 6 hereof up to the date of such termination. (If the date of such termination is within 12 months of the Effective Date, the Performance Bonus will be the target Prorated Performance Bonus for fiscal year 2003 as set forth in Section 5(b)(i) hereof.) The payment of any Performance Bonus or Prorated Performance Bonus after such termination shall be made in cash, notwithstanding the provisions of
Section 5(b)(ii) hereof.

                  (ii) In the event of a termination described in Section 5(c)(i) above, Executive, together with Executive's dependents and beneficiaries, will become fully vested in and continue following Executive's termination to participate fully in, at no additional cost to Executive, all life insurance plans, accident and health plans and other welfare plans, maintained or sponsored by the Company immediately prior to the termination, at the same level and subject to terms at least as favorable to Executive as in effect immediately prior to termination (or the full value thereof in cash) from the Company, until the third anniversary of termination. Executive will also become fully vested in the retirement plans, and all non-qualified plans, and within thirty (30) days of Executive's termination of employment, Company shall pay to Executive the sum of (i) all benefits accrued under the Non-Qualified Plans and (ii) an amount equal to 2.99 times the average benefit accrued and/or Company contributions made to the retirement plans and the non-qualified plans over the last three fiscal years.

                  (iii) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise-Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payments.

                  (iv) All determinations required to be made under this Section 5(c), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or such other nationally recognized certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5(c), shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Subject to the remainder of this Section 5(c), any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 280G and Section 4999 of the Code at the time of the initial determination by the Accounting

Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive (so as to fully extinguish Executive's tax liability for the Payments including all interest and penalties).

                  (v) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                           (A) give the Company any information reasonably
                  requested by the Company relating to such claim,

                           (B) take such action in connection with contesting
                  such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                           (C) cooperate with the Company in good faith in order
                  effectively to contest such claim, and

                           (D) permit the Company to participate in any
                  proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (vi) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  (vii) Notwithstanding anything to the contrary contained herein, if Executive is dismissed by the Company for Cause, Executive will not be entitled to the payments or benefits provided under Section 5(c) hereof.

            (d) Reimbursement of Expenses. Consistent with the Company's established policies, the Company shall pay or reimburse Executive for all reasonable and necessary travel and other expenses of Executive incurred by Executive in performing his duties hereunder upon receipt of appropriate written substantiation of such expenses.

            (e) One-Time Payment. The Company shall make a one-time payment to Executive in the amount of $100,000 and such additional payments as are necessary to offset all taxes which are payable by Executive with respect to payments described in this Section 5(e).

      6.    BENEFITS.

            (a) Benefits. Except as otherwise expressly provided herein, Executive shall be entitled to receive, during the Term, benefits substantially similar to the level of benefits provided generally to Senior Executives under any benefit plan, program or arrangement of the Company in effect, subject to Executive's meeting the eligibility requirements of such plans, programs or arrangements, and in the case of benefit plans, programs or arrangements providing for discretionary grants or awards, to the discretion of the Board or applicable committee.

            (b) Stock Options. Executive shall receive the following stock options in accordance with the following terms and conditions:

                  (i) On September 6, 2002, the Company shall grant to Executive options to purchase 265,000 shares of Common Stock under the Company's 2002 Omnibus Stock Option and Long-Term Incentive Plan (the "2002 Plan"), subject to Executive's execution of the Company's standard option agreement, as described below. Such options shall vest as follows: 66,250 shall vest on September 6, 2003; 66, 250 shall vest on September 6, 2004; 66,250 shall vest on September 6, 2005; and 66,250 shall vest on September 6, 2006.

                  (ii) Executive shall be eligible for consideration by the Committee for annual grants of stock options under the 2002 Plan or any successor plan, in the sole discretion of the Committee. Nothing contained in this Agreement constitutes a guarantee that the Committee will award Executive additional stock options beyond those specifically described in Section 6(b)(i) of this Agreement.

                  (iii) All grants of options under this Agreement are subject to and conditioned upon the Company obtaining all necessary shareholder approvals, if any, which Company shall use all reasonable efforts to obtain. Each time Executive receives a grant of stock options pursuant to this Section 6(b), he shall be asked to enter into the Company's standard Non-Qualified Stock Option Agreement (the "Option Agreement") which shall set forth the terms and conditions governing the grant and exercise of the Options including such terms as are set forth in this Section 6(b) and which Option Agreement with respect to the option grants under the 2002 Plan shall be substantially similar to the Option Agreement attached hereto as Appendix B. The Company shall use its best efforts to file, and cause to be effective under the Securities Act of 1933, as amended, a registration statement on Form S-8 (or a comparable form) with respect to the shares (or other rights) granted or issued as provided for or referenced in this Agreement or, if applicable, issuable upon exercise of rights so provided or referenced, but the Company shall not be obligated to register any such shares or rights for resale. The Company will also use its best efforts to ensure that each grant referenced above shall meet the requirements for exemption under Rule 16b-3 under the Act.

            (c) Restricted Stock. On September 6, 2002, the Company shall grant to Executive 41,000 shares of Restricted Stock (the "Restricted Shares") under the Company's 2002 Plan (or such alternative plan as the Company may specify) (the "Restricted Stock Plan"), subject to Executive's execution of the Company's Restricted Stock Agreement. The Restricted Shares shall vest as follows: 10,250 shall vest on September 6, 2003; 10,250 shall vest September 6, 2004; 10,250 shall vest September 6, 2005; and 10,250 shall vest on September 6, 2006. The Restricted Shares, after vesting, may be transferred only in accordance with the terms and conditions of the Restricted Stock Plan.

            (d) Certain Specific Benefits and Arrangements. Without limiting the generality of subsection (a) above (except as may otherwise be specified in Appendix A hereto), Executive shall be entitled to the specific benefits and arrangements set forth in Appendix A hereto, provided however that, with respect to calendar year 2002 (or any portion thereof), Executive shall not be entitled to receive any benefit specified in Appendix A hereto if, but only to the extent that, Executive received with respect to calendar year 2002 (or such respective portion thereof) under that certain employment agreement dated August 9, 2000 between the Company and Executive, as amended, a benefit substantially identical to such Appendix A benefit.

            (e) Indemnification. The Company shall defend and hold Executive, to the extent the Executive is a defendant, target or witness, harmless to the fullest extent permitted by applicable law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by Executive of services for, or action of Executive as a director, officer or employee of the Company or any parent, subsidiary or Affiliate of the Company, or of any other person or enterprise at the Company's request. To the extent permitted by law, expenses incurred by Executive in defending a claim, action, suit or investigation or criminal proceeding shall be paid by the Company in advance of the final disposition thereof upon the receipt by the Company of an undertaking by or on behalf of Executive to repay said amount unless it shall ultimately be determined that Executive is entitled to be indemnified hereunder. This Section 6(e) shall not apply to a non-derivative action commenced by the Company against Executive.

      7.    BENEFITS PAYABLE DURING TERM UPON DISABILITY.

            (a) Disability Benefits. In the event of Disability of Executive during the Term of his employment hereunder, the Company shall continue to pay Executive the compensation and extend to him the benefits provided in Sections 5 and 6 hereof during the period of Disability, subject to Section 9(c) hereof and to the extent permitted by applicable law, provided that in the event of Executive's Disability for an aggregate period of time exceeding 150 calendar days in any 12 consecutive month period during the Term, the Company, at its election, may terminate the Term of Executive's employment, and Executive shall receive the compensation as set forth in Section 9(b) hereof.

            (b) Services During Disability. During the Term, notwithstanding any Disability, Executive shall, to the extent that he is physically and mentally able to do so, furnish information and assistance to the Company, and, in addition, upon the reasonable request in writing on behalf of the Board, or a senior executive officer designated by the Board, from time to time, he shall make himself available to the Company, its subsidiaries and Affiliates to undertake reasonable assignments consistent with his position and his physical and mental health. In the event of such Disability, Executive shall resign from the Board.

      8.    TERMINATION OF EMPLOYMENT.

            (a) Expiration and Earlier Termination. Executive's Term of employment shall terminate upon expiration of the Term and shall be subject to earlier termination:

                  (i)   upon the death of Executive;

                  (ii) at the election of the Company in the event of Executive's Disability (as provided in Section 7(a) hereof);

                  (iii) upon discharge of Executive by the Company for Cause;
                        and

                  (iv) upon discharge of Executive without Cause or resignation of Executive.

            (b) Certain Obligations of the Company. The Company shall give the Executive not less than 60 days prior written notice of any intended termination of Executive's employment by the Company for Cause (other than for the reasons set forth in clauses (ii) and (iv) of the definition of Cause in Section 1 hereof). In the event of such a proposed termination for Cause, such notice shall specify the grounds for such termination, and the Company shall only be entitled to terminate the Executive for such Cause if the Executive shall have failed to cure the grounds for such termination within said 60-day notice period and Executive shall have been afforded an opportunity to address the Board, with legal counsel, to argue against such termination. However, after giving such notice and before Executive is afforded the opportunity to address the Board, the Company may relieve Executive of his duties on an interim basis. The Company may immediately terminate Executive's employment by written notice in the event of the occurrence of any of the events set forth in clauses (ii) and (iv) of the definition of Cause in Section 1 hereof. In addition, the Company may immediately terminate Executive's employment without Cause by written notice to the Executive.

            (c) Certain Obligations of Executive. Executive shall give the Company not less than 60 days prior written notice of any intended termination by Executive of Executive's employment. In the event of a proposed resignation for Good Reason, such notice shall specify the grounds for such resignation, and Executive shall only be entitled to terminate his employment for Good Reason if the Company shall have failed to correct the specified grounds within said 60-day notice period and, upon cure thereof by the Company, such event shall no longer constitute Good Reason. Executive shall not be entitled to terminate for Good Reason unless he has given notice to the Company of his intention so to terminate within 60 days following the occurrence of the event alleged to constitute such Good Reason. Notwithstanding the foregoing, in the event that Executive has given the Company notice of his intention to resign, the Board may elect to have such resignation become effective immediately or at such other date, not later than the effective date specified in the notice, as the Board may determine.

            (d) Resignation. Upon termination of the Term for any reason, Executive (unless otherwise requested by a majority of the independent directors of the Board) concurrently shall resign any directorships and officer or employee positions which he holds with the Company, its subsidiaries and Affiliates.

      9.    COMPENSATION, BENEFITS, ETC. UPON, AND EFFECTS OF, TERMINATION.

            (a) Death, Discharge for Cause and Resignation for Other than Good Reason. If the Term of Executive's employment is terminated by reason of his death, discharge for Cause or resignation for other than Good Reason, the Company shall pay or cause to be paid to Executive or his estate, as the case may be, at the time such payment is due (i) his Base Salary accrued through the effective date of such termination at the rate in effect immediately prior to such termination; (ii) any accrued but unpaid Performance Bonus under Section 5(b) hereof for the prior fiscal year (to be paid at the same time Senior Executives receive performance bonuses for that fiscal year as set forth in
Section 5(b)(ii) hereof); and (iii) any other amounts to which Executive is entitled under the terms of Sections 5 and 6 hereof up to the effective date of such termination. In the event of such termination of employment for Cause or resignation for other than Good Reason under this Section 9(a), all unvested stock options and unvested shares of restricted stock, as they are scheduled to vest in accordance with the applicable restricted stock and stock option agreements, shall be forfeited by Executive.

            (b) Disability, Discharge Without Cause and Resignation for Good Reason. If the Term of Executive's employment is terminated by the Company by reason of his Disability as provided in Section 7(a) hereof, by the Company without Cause or by reason of Executive's resignation for Good Reason, the Company shall pay to Executive or his estate, as the case may be, the following:
(i) his Base Salary accrued through the effective date of such termination at the rate in effect immediately prior to such termination; (ii) an amount equal to one year of Average Cash Compensation; (iii) any accrued but unpaid Performance Bonus under Section 5(b) hereof for the prior fiscal year; (iv) a Prorated Performance Bonus, if any, payable with respect to the fiscal year of termination; and (v) any other amounts to which Executive is entitled under the terms of Sections 5 and 6 hereof up to the effective date of such termination. If Executive's employment is terminated for any reason under this Section 9(b) prior to the end of the Company's fiscal 2004, the Average Cash Compensation shall be an amount equal to the Base Salary plus the target Prorated Performance Bonus for fiscal year 2003 as set forth in Section 5(b)(i) hereof. The payments required under this Section 9(b) shall be made by the Company after such termination as follows: the Base Salary component of Average Cash Compensation shall be paid in equal bi-weekly installments over one year, the Performance Bonus component of Average Cash Compensation shall be paid within 14 days, and the Prorated Performance Bonus, if any, payable with respect to the fiscal year of termination shall be paid at the same time Senior Executives are paid performance bonuses for the respective fiscal year. Any such Prorated Performance Bonus shall be paid in cash, notwithstanding the provisions of
Section 5(b)(ii) hereof.

            (c) In the event this Agreement is terminated in accordance with
Section 9(b) hereof, the Company shall continue, for a period of one year following such termination, the benefits described in Sections 4, 6 and 8 of Appendix A, and shall continue the medical benefits described in Section 5 of Appendix A for the Term, as if the Agreement had not been terminated, plus continue such medical coverage for an additional period of one year. In addition, in the event this Agreement is terminated in accordance with Section 9(b) hereof, Executive shall become fully vested in the retirement plans, all non-qualified plans and in all benefits accrued under all other employee benefit plan (e.g., matches under the 401(k) plan). Executive also shall be entitled, to the extent not inconsistent with this Agreement, to receive such additional benefits, if any, as he may be entitled to under the express terms of the applicable benefit plans (other than bonus and severance plans) of the Company, its subsidiaries and Affiliates, and to whatever medical coverage, if any, as is required to be provided by applicable law.

            (d) Reductions, Forfeitures, etc. Notwithstanding the foregoing: (i) any payments or benefits required to be paid or provided to Executive pursuant to Section 7(a) in the event of Executive's Disability shall be reduced to the extent that comparable payments or benefits are received by Executive during such period under the Company's disability plan, as in effect from time to time,
(ii) without limiting any other rights the Company may have, any payments or benefits required to be paid or provided to Executive under this Agreement shall be forfeited to the Company by Executive if Executive shall breach any of his obligations under Sections 10(b) or 11 hereof, except as may otherwise be required by applicable law, and (iii) except as otherwise provided above, the payments and benefits required by this Section 9 shall be made or provided at such times as they would have been paid or provided if Executive's employment had not been terminated.

            (e) Full Settlement. In the event of the termination of Executive's employment, the payments and other benefits provided for by this Agreement (and as otherwise provided under the express terms of any compensation or benefit plans of the Company, its subsidiaries or Affiliates, to the extent not inconsistent with this Agreement, or as may otherwise be required by applicable law) shall constitute the entire obligation of the Company, its subsidiaries and Affiliates to Executive for compensation and benefits and shall also constitute full and complete settlement of any claim under law or in equity that the Executive might otherwise assert against the Company, its subsidiaries or Affiliates, for compensation and benefits. Executive has no duty to mitigate respecting other employment after the termination of this Agreement and shall be entitled to receive the amounts described in this Section 9 irrespective of whether Executive obtains other employment immediately following such termination.

      10.   CERTAIN OBLIGATIONS OF EXECUTIVE.

      Executive further covenants with the Company as follows and expressly agrees that the provisions of Sections 10 and 11 are material obligations to the Company and the breach of those provisions will constitute material breaches of this Agreement. As used in Sections 10 and 11, the term the "Company" shall include GTECH Holdings Corporation and its subsidiaries and Affiliates.

            (a) Assistance in Litigation. During the Term, and for a period of three years thereafter subject to reasonable accommodation of Executive's then business schedule, Executive, upon reasonable notice, shall furnish such information and proper assistance to the Company as may reasonably be required in connection with any litigation in which the Company is, or may become, a party or in connection with any investigation or review by any governmental agency of which the Company is or may become a subject. The Company shall compensate Executive at a reasonable hourly rate, plus reimburse all expenses incurred consistent with Company policy, for any such assistance provided by Executive after the Term.

            (b) Confidential Information. Executive shall not knowingly use for his own benefit or disclose or reveal to any person, during or after the Term, any trade secret or other confidential information relating to the Company, including any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, firmware, programs, devices, supply sources and characteristics, business opportunities, marketing, promotional, pricing and financing techniques, and other information relating to the Company; provided that such restriction on confidential information shall not apply to information which is (i) proven to be generally available in the industry, (ii) disclosed in published literature or (iii) obtained by Executive after the Term from a third party without binder of secrecy. Executive agrees that, except as otherwise agreed by the Company, he will return to the Company, promptly upon the request of the Board or any executive officer designated by the Board, any physical embodiment of such confidential information. In the event Executive is requested by any legal process to disclose Confidential Information, Executive shall immediately inform the Company and shall permit the Company an opportunity to oppose such process, it being understood that Executive's compliance with legal process, after the Company's reasonable opportunity to oppose such process, does not constitute a violation of this Section 10(b).

            (c) Proprietary Creations. All rights, title and interest in and to any ideas, inventions, technology, processes, know-how, works, hardware, software, firmware, programs, devices, trade secrets, trade names, trademarks or service marks, which Executive may conceive, create, organize, prepare or product during the period of his employment with the Company and which relate to the business of the Company, and all rights, title and interest in and to any patents, patent applications, copyright registrations and copyright applications resulting therefrom, shall be owned by the Company, and Executive agrees to execute instruments or documents, to provide evidence and testimony, and to otherwise assist the Company in establishing, enforcing and maintaining such rights, title and interest of the Company during and after the Term.

            (d) Authorization. Executive does hereby irrevocably constitute, authorize, empower and appoint the Company, or any of its officers, such Executive's true and lawful attorney (with full power of substitution and delegation) in Executive's name, and in Executive's place and stead, or in the Company's name, to take and do such action, and to make, sign, execute, acknowledge and deliver any and all instruments or documents which the Company, from time to time, may deem desirable or necessary to vest in the Company, its successors and assigns, any of the rights, title or interest granted pursuant to
Section 10(c) above for the use and benefit of the Company, its successors and assigns.

      11.   NON-COMPETITION.

            (a) During the Term and for two years following termination of Executive's employment (irrespective of the reason for such termination), Executive shall not engage or propose to engage, directly or indirectly (which includes owning, managing, operating, controlling, being employed by, acting as a consultant to, giving financial assistance to, participating in or being connected in any material way with any business or person so engaged) in any Lottery Business anywhere in the world, including without limitation in any business which competes or proposes to compete with any Lottery Business in which the Company was engaged or proposed to be engaged anywhere in the world; provided, that Executive's ownership as a passive investor of less than one percent of the issued and outstanding stock or equity, or $100,000 principal amount of any debt securities, of any corporation, partnership or other entity so engaged shall not by itself be deemed to constitute such engagement by Executive. As used herein, the term " Lottery Business" shall mean the provision of products or services of every nature relating to the operation of all manner of lotteries however and wherever conducted, but does not include traditional gaming activities not of the type and nature customarily operated by governments.

            (b) Further, for a period of two years following termination of Executive's employment (irrespective of the reason for such termination), Executive shall not (i) disturb or interfere with any business relationship between the Company and any of its customers, suppliers or other business associates, or (ii) solicit or cause to be solicited any officer, employee or customer of the Company to terminate such person's relationship with the Company or to take other action which is materially injurious to the Company.

      12.   TAX WITHHOLDING.

      The Company may withhold from any benefits payable under this agreement all Federal, State, City, or other taxes as shall be required pursuant to any law or governmental regulations or ruling.

      13.   EFFECT OF PRIOR AGREEMENTS.

      This Agreement, including the Appendices hereto, contains the entire understanding between the parties hereto with respect, to the matters covered herein and supersedes any prior agreement, condition, practice, custom, usage and obligation with respect to such matters insofar as any such prior agreement, condition, practice, custom, usage or obligation might have given rise to any enforceable right, except for those agreements respecting the grant of stock options and restricted stock identified on Appendix C hereto, which shall continue in full force and effect in accordance with their terms. Without limiting the generality of the foregoing, the employment agreement dated August 9, 2000 between the Company and Executive, as amended, is superceded in its entirety by this Agreement.

      14.   GENERAL PROVISIONS.

            (a) Certain Representations and Warranties of Executive. Executive represents to the Company that (i) the execution and performance of this Agreement by Executive and his employment hereunder does not and will not constitute a breach of or violate any contract, agreement, obligation or understanding, oral or written, or order of any court or governmental authority to which he is a party or by which he is bound; (ii) the employment and other personal background information provided by Executive to Company is true and correct in all material respects; (iii) to the best of Executive's knowledge, there is no factor relating to him or his family not previously disclosed in writing to the Company which could reasonably be expected, if he were a senior executive officer or director of the Company, to disqualify the Company, its subsidiaries or Affiliates from, or materially jeopardize their chances of, obtaining lottery contracts or other contracts in the businesses in which they are engaged or propose to engage; and (iv) Executive has been represented by counsel selected by Executive in the negotiation and preparation of this Agreement.

            (b) Non-assignability and Inurement. Neither this Agreement nor any rights or interest hereunder shall be assignable by Executive, his beneficiaries, or legal representatives without the Company's prior written consent (it being understood that all payments to which Executive is entitled hereunder shall inure to the benefit of his estate or legal heirs).

            (c) Binding Agreement. This Agreement shall be binding upon, and accrue to the benefit of, Executive and the Company and their respective heirs, executors, administrators, successors and permitted assigns, including, in the case of the Company, any person or entity acquiring all or substantially all of the Company's assets.

            (d) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

            (e) Remedies. Executive acknowledges and agrees that the possible restrictions on his activities which may occur as a result of his performance of his obligations under Sections 10 and 11 hereof are required for the reasonable protection of the Company, its subsidiaries and Affiliates, and Executive expressly acknowledges and agrees that such restrictions are fair and reasonable for that purpose. Executive further expressly acknowledges and agrees that damages alone will be an inadequate remedy for any breach or violation by him of this Agreement and that the Company, its subsidiaries and Affiliates, in addition to all other remedies at law or in equity, shall be entitled as a matter of right to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction including, without limitation, any state or federal court in Rhode Island. If any of the provisions of such Sections are held to be in any respect an unreasonable or unlawful restriction upon Executive, then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable.

            (f) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

            (g) Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.

            (h) Notices. For the purposes of this Agreement, notice and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States certified or registered express mail, return receipt requested, postage prepaid, if to Executive, addressed to the address set forth on the signature page of this Agreement with a copy to his counsel, Jack Gorny, Esq., Fox Rothschild O'Brien & Frankel, CitiCenter Building, Suite 500, 1300 Atlantic Avenue, Atlantic City, New Jersey 08401-7278; if to the Company, addressed to GTECH Holdings Corporation, 55 Technology Way, West Greenwich, Rhode Island 02817 and directed to the attention of the Board with a copy to the General Counsel of the Company; if to a member of the Board, addressed to each member at his respective address on file with the General Counsel of the Company with a copy to the Company, or to such other address as either party may have furnished to the others in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

            (i) Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

            (j) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

            (k) Headings. The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

            (l) Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In the event of any dispute hereunder, the prevailing party shall be entitled to recover all costs, including reasonable attorneys' fees, incurred in adjudicating such dispute.

            (m) Joint and Several Liability. Notwithstanding any other provision of this Agreement, each of GTECH Holdings Corporation and GTECH Corporation, and their successors and assigns, shall be jointly and severally liable for all obligations or any of them to Executive hereunder. In the event that a substantial portion of the assets of either Company are transferred to any other direct or indirect subsidiary or other Affiliate of the Company, whether in one transaction or a series of transactions, such Company, as applicable, shall cause (prior to or concurrently with each transfer) the transferee to become a signatory to this Agreement and to become jointly and severally liable for all obligations or any of them to Executive hereunder.

            (n) Conflicts. To the extent there is any conflict between the terms of this Agreement and the Option Agreement or the Restricted Stock Agreement respecting acceleration or vesting of stock options or restricted stock, the provisions of this Agreement shall supersede any other conflicting provisions in those agreements.

            (o) References to Plans. Any reference in this Agreement to a specific employee benefit plan, program or arrangement maintained by the Company shall be deemed to be a reference to such plan, program or arrangement, as it may be amended from time to time, and to any successor thereto. Nothing contained herein shall be interpreted as requiring the Company to keep any plan, program or arrangement in effect.


                          (Signatures on Next Page)

      IN WITNESS WHEREOF, GTECH Holdings Corporation and GTECH Corporation have caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, all as of the day and year first above written.

                                       GTECH HOLDINGS CORPORATION



Attest: /s/ Molly Trahan              By:  /s/ Marc Crisafulli
        -----------------------           --------------------------------
      Name: Molly Trahan                   Name: Marc Crisafulli
      Title: Exec. Asst.                   Title: SVP & General Counsel



                                       GTECH CORPORATION



Attest: /s/ Molly Trahan             By:  /s/ Marc Crisafulli
        -----------------------           --------------------------------
      Name: Molly Trahan                   Name: Marc Crisafulli
      Title: Exec. Asst.                   Title: SVP & General Counsel



Witness:                               W. BRUCE TURNER



/s/ Molly Trahan                       /s/ W. Bruce Turner
-----------------------                --------------------------------
                                       Address:  3508 Bayfair Place
                                                 Tampa, Florida  33629

                                  APPENDIX A

                 SUMMARY OF CERTAIN BENEFITS AND ARRANGEMENTS

      1. Relocation Expenses. The Company shall reimburse Executive for all relocation costs incurred by him in moving to Rhode Island, in accordance with the corporate relocation guidelines. In the event Executive's employment is terminated by the Company for any reason, the Executive acknowledges that the Company shall have no obligation to reimburse the Executive for any relocation costs following such termination.

      2. Vacation. Executive shall be entitled to a paid vacation of four weeks per year commencing to accrue on the date of Executive's employment hereunder.

      3. Automobile Allowance. The Company shall provide Executive with an automobile allowance in the monthly amount of $1,250 in accordance with the Company's automobile policy and in a manner consistent with other Senior Executives.

      4. Life Insurance. Executive shall receive life insurance coverage in accordance with the Company's policy in a manner comparable to Senior Executives.

      5. Medical. During the Term, the cost of Executive's annual physical examination shall be borne by the Company. In addition, the Company shall provide Executive with medical insurance in a manner comparable to Senior Executives as may be modified from time to time and on the following additional terms:

(a)  Such medical insurance shall be provided during the Term.

(b) Such medical insurance shall continue to be provided after the expiration of the Term to the extent expressly provided in Sections 5(c) and 9(c) plus for the following additional periods (such periods to be applied on a cumulative basis):

      (i) for an additional period of one year if Executive remains an employee of the Company on the third anniversary of the expiration of the Term;

      (ii) for an additional period of two years if Executive remains an employee of the Company on the sixth anniversary of the expiration of the Term; and

      (iii) for an additional period of three years if Executive remains an employee of the Company on the ninth anniversary of the expiration of the Term.

(c) Executive may participate at his own cost in the Company's retirement health plan provided he satisfies the eligibility requirements of such plan and that such plan continues to be made available by the Company.

(d) Notwithstanding the foregoing, Company shall not be obliged to continue medical insurance for Executive after expiration of the Term (except to the extent expressly provided in Section 9(c)) if and to the extent Executive qualifies for medical insurance benefits with spousal coverage from a successor employer.

      6. Perquisite Plan. Executive shall be entitled to participate in the Company's Executive Perquisites Plan in a manner similar to Senior Executives, provided that the amount available to Executive under the Plan for calendar year 2002 ($27,500 before tax gross-up) shall be pro rated based upon the portion of the year he was retained by the Company.

      7. Deferred Compensation; 401(k); SERP. Executive shall be entitled to participate in the Company's 401(k) retirement plan, deferred compensation plan and Supplemental Retirement Plan for Senior Executives Plan ("SERP") in a manner similar to Senior Executives.

      8. Executive Tax Preparation. Executive shall be entitled to tax preparation and financial planning services, at the Company's expense, up to a maximum annual expense of $5,000.00.

      9. Attorneys Fees. The Company shall reimburse Executive for all reasonable attorneys fees and reasonable related expenses incurred in the negotiation and finalization of this Agreement.

                                  APPENDIX B

                           FORM OF OPTION AGREEMENT

                          GTECH HOLDINGS CORPORATION

                     NON-QUALIFIED STOCK OPTION AGREEMENT


            NON-QUALIFIED STOCK OPTION AGREEMENT made as of the ___ day of ___________, 2002 (the "Grant Date"), between GTECH HOLDINGS CORPORATION, a Delaware corporation (the "Company"), and _____________, an Employee of the Company (the "Employee" or "optionee").

            WHEREAS, the Company desires to afford the Employee an opportunity to purchase shares of Common Stock, $.01 par value, of the Company ("Stock"), as hereinafter provided, in accordance with the provisions of the Company's 2002 OMNIBUS STOCK OPTION AND LONG-TERM INCENTIVE PLAN (the "Plan"), which is incorporated herein by reference and made a part hereof. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

            NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound hereunder, agree as follows:

            1. GRANT OF OPTIONS. The Company hereby grants to the Employee the right and option (the "Options") to purchase all or any part of an aggregate of __________shares of Stock. The Options are in all respects limited and conditioned as hereinafter provided, and are subject to the terms and conditions of the Plan now in effect and as they may be amended from time to time in accordance with the Plan and any rules, regulations and procedures pursuant thereto which may be adopted by the Compensation Committee or such other committee of the Board of Directors as may be designated (the "Committee") from time to time. (Said terms, conditions, rules, regulations and procedures are and automatically shall be incorporated herein by reference and made a part hereof and shall control in the event of any conflict with any other terms of this Option Agreement.) It is intended that the Options granted hereunder be Non-Qualified Stock Options ("NQSOs") and NOT Incentive Stock Options ("ISOs") as such term is defined in section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

            2. PURCHASE PRICE. The purchase price per share of the shares of Stock covered by the Options (the "Option Price") shall be $_____. It is the determination of the Committee that on the Grant Date the Option Price was not less than the higher of: (i) one hundred percent (100%) of the Fair Market Value of said Stock, or (ii) the par value thereof.

            3. TERM. Unless earlier terminated pursuant to any provision of the Plan or of this Option Agreement, the Options shall expire _______________ (the "Expiration Date"), which date is not more than ten years from the Grant Date. The Options shall not be exercisable after the Expiration Date.

            4. EXERCISE OF OPTIONS. The Options shall become exercisable in such installments and on such dates, as is set forth below, subject to possible acceleration as provided in this Option Agreement or the Plan, and provided that no Option shall be exercisable during the six (6) month period commencing on the Date of Grant:

            NUMBER OF SHARES        DATE EXERCISABLE

                  [___]             [_______________]
                  [___]             [_______________]
                  [___]             [_______________]
                  [___]             [_______________]

Options that become exercisable in accordance with the foregoing shall remain exercisable, subject to the provisions of the Plan and this Option Agreement, until the expiration of the term of the Options as set forth in Section 3 hereof or until other termination of the Options.

            5. METHOD OF EXERCISING OPTIONS. Subject to the terms and conditions of this Option Agreement and the Plan, the Options may be exercised upon at least two (2) days written notice to the Company, Attention: General Counsel, at the Company's principal office, which currently is located at 55 Technology Way, West Greenwich, Rhode Island 02817, or to such agent as the Company may designate, at such agent's address. Such notice shall state the election to exercise the Options and the number of shares with respect to which they are being exercised; shall be signed by the person or persons so exercising the Option; shall, if the Company so requests, be accompanied by the investment certificate referred to in Section 6 hereof; and shall be accompanied by payment of the full Option price of such shares.

            The Option price shall be paid to the Company:

            (a) In cash, or in its equivalent;

            (b) In unrestricted Stock previously acquired by the Employee and held by the Employee for at least six (6) months;

            (c) In any combination of (a) and (b) above; or

            (d) By delivering a properly executed notice of exercise of the Options to the Company and a broker, with irrevocable instructions to the broker promptly to deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price of the Options, and by delivering such proceeds in cash or its equivalent. (NOTE THAT THE PAYMENT PROCEDURE SPECIFIED IN CLAUSE (d) IS CONSIDERED A SALE BY AN EMPLOYEE WHO IS SUBJECT TO SECTION 16(b) OF THE SECURITIES EXCHANGE ACT OF 1934 ("SECTION 16(b)") WHICH MAY BE MATCHED WITH ANY NON-EXEMPT PURCHASE WITHIN THE SIX-MONTH PERIOD BEFORE OR AFTER THE BROKER FINANCED TRANSACTION.)

            In the event such Option Price is paid, in whole or in part, with shares of Stock, the portion of the Option Price so paid shall be equal to the Fair Market Value of such Stock being used as payment on the date the notice of exercise is received by the Company or its agent.

            Upon receipt of such notice and payment, the Company, as promptly as practicable, shall deliver or cause to be delivered a certificate or certificates representing the shares of Stock with respect to which the Options are so exercised. The certificate or certificates for such shares shall be registered in the name of the person or persons so exercising the Options (or, if the Options shall be exercised by the Employee and if the Employee shall so request in the notice exercising the Options, shall be registered in the name of the Employee and the Employee's spouse, jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person or persons exercising the Options. All shares that shall be purchased upon the exercise of the Options as provided herein shall be fully paid and non-assessable by the Company.

            6. SHARES TO BE PURCHASED FOR INVESTMENT. Unless the Company has theretofore notified the Employee that a registration statement covering the shares to be acquired upon the exercise of the Options has become effective under the Securities Act of 1933 and the Company has not thereafter notified the Employee that such registration is no longer effective, it shall be a condition to any exercise of the Options that the shares acquired upon such exercise be acquired for investment and not with a view to distribution, and the person effecting such exercise shall submit to the Company a certificate of such investment intent, together with such other evidence supporting the same as the Company may request. The Company shall be entitled to restrict the transferability of the shares issued upon any such exercise to the extent necessary to avoid a risk of violation of the Securities Act of 1933 (or of any rules or regulations promulgated thereunder) or of any state laws or regulations. Such restrictions may, at the option of the Company, be noted or set forth in full on the share certificates.

            7. NON-TRANSFERABILITY OF OPTION. Except as otherwise permitted by the Committee, the Options are not assignable or transferable, in whole or in part, by the Employee otherwise than by will or by the laws of descent and distribution, and during the lifetime of the Employee the Options shall be exercisable only by the Employee or, in the event of his disability, by his guardian or legal representative. A transferred Option shall continue to be subject to the same terms and conditions as were applicable to such Option immediately prior to transfer.

            8. TERMINATION OF EMPLOYMENT. Subject to Section 10 of the Plan, "Change-In-Control Provisions", Section 12 of the Plan, "Adjustment Upon Change of Shares", and Section 14 of the Plan, "Amendment and Termination of Plan", and unless otherwise determined by the Committee at or after the Grant Date, if the Employee's employment by the Company terminates prior to the Expiration Date of the Options set forth in Section 3 hereof, the Options, to the extent unexercised, shall terminate as follows:

            (a) RETIREMENT. If the Employee retires from the Company (such retirement to be determined at the sole discretion of the Committee), all unvested Options previously granted to the Employee shall vest and the Employee shall have two (2) years from the effective date of retirement within which to exercise all vested Options.

            (b) CESSATION OF SERVICE FOR ANY REASON EXCEPT RETIREMENT OR CAUSE. If the Employee's employment by the Company terminates for any reason other than retirement as set forth in paragraph (a) above or Cause as set forth in paragraph (c) herein, the Options may be exercised, but only if vested on the date of such termination of service, at any time prior to the earlier of: (i) the Expiration Date specified in Section 3 hereof; or (ii) the expiration of six
(6) months following the date of such termination of employment.

            (c) CESSATION OF SERVICE FOR CAUSE. If the Employee's employment by the Company is terminated for Cause (as defined in Section 6(f) of the Plan), all unexercised vested and unvested Options held by the Employee shall lapse and be forfeited on the date of termination of service.

            (d) Notwithstanding paragraphs (a) and (b) above, the period of exercisability of the Options following termination of service is subject to possible earlier termination under the provisions of the Plan.

            9. WITHHOLDING OF TAXES. In calculating the Employee's tax obligations, the Company shall value the Stock being purchased as follows: With respect to Sections 5(a) through (c), the value of the Stock being purchased shall be its Fair Market Value on the day the Company or its agent receives the Employee's notice of exercise. With respect to Section 5(d), the value of the Stock being purchased shall be the price at which the Employee's broker enters into a contract to sell the Stock being purchased, as certified in writing by such broker. The obligation of the Company to deliver shares of Stock upon the exercise of the Options shall be subject to the Company's receipt of the Employee's share of those amounts which the Company is obligated to withhold under applicable federal, state and local tax withholding requirements.

            If the exercise of any of the Options is subject to the withholding requirements of applicable tax laws, the Committee may permit the Employee, subject to the provisions of the Plan and such additional withholding rules (the "Withholding Rules") as may be adopted by the Committee, to satisfy the withholding tax, in whole or in part, by electing to have the Company withhold (or by returning to the Company) shares of Stock, which shares shall be valued, for this purpose, at their Fair Market Value on the date of exercise of the Options (or, if later, the date on which the optionee recognizes ordinary income with respect to such exercise) (the "Determination Date"). An election to use shares of Stock to satisfy tax withholding requirements must be made in compliance with and subject to the Withholding Rules.

            10. DESIGNATION OF BENEFICIARY. The Employee shall designate, on a form set forth in Exhibit A to this Agreement, one or more beneficiaries to receive Options in the event of the Employee's death prior to the full exercise of such Options; provided, that if so such beneficiary is designated or if the beneficiary so designated does not survive the Employee, the estate of such Employee shall be deemed to be the beneficiary. The Employee may, upon written notice to the Committee, change the beneficiary designated in this Option Agreement.

            11. GOVERNING LAW. This Option Agreement shall be construed in accordance with, and its interpretation shall be governed by, the laws of the State of Delaware, without giving effect to conflicts of laws principles.

            IN WITNESS WHEREOF, the Company has caused this NON-QUALIFIED STOCK OPTION AGREEMENT to be duly executed by its duly authorized officer, and the Employee has executed this Agreement, all on the day and year first above written.

GTECH Holdings Corporation                    Attest



By:______________________________             By:__________________________
   Marc A. Crisafulli
   Senior Vice President and General Counsel



     _____________________________              ___________________________
                                                    Witness

                                  APPENDIX C

              OPTION AGREEMENTS AND RESTRICTED STOCK AGREEMENTS
               BETWEEN EXECUTIVE AND GTECH HOLDINGS CORPORATION
                         AS OF DATE OF THIS AGREEMENT


1.    Agreement dated August 9, 2000, and Amendment thereto dated June 1,
2001;

2. GTECH Holdings Corporation Executive Restricted Stock Agreement dated August 9, 2000;

3. GTECH Holdings Corporation Non-Qualified Stock Option Agreement dated August 9, 2000;

4. GTECH Holdings Corporation Non-Qualified Stock Option Agreement dated November 15, 2000;

5. GTECH Holdings Corporation Non-Qualified Stock Option Agreement dated February 15, 2001;

6. GTECH Holdings Corporation Non-Qualified Stock Option Agreement dated March 12, 2001;

7. GTECH Holdings Corporation Non-Qualified Stock Option Agreement dated May 15, 2001;

8. GTECH Holdings Corporation Non-Qualified Stock Option Agreement dated August 15, 2001;

9. GTECH Holdings Corporation Non-Qualified Stock Option Agreement dated November 15, 2001;

10. GTECH Holdings Corporation Non-Qualified Stock Option Agreement dated February 15, 2002; and

11. GTECH Holdings Corporation Non-Qualified Stock Option Agreement dated May 15, 2002.

In addition to the foregoing, after the date of this Agreement the Company and Executive entered into the following agreements in accordance with the terms of the employment agreement dated August 9, 2000:

1. GTECH Holdings Corporation Non-Qualified Stock Option Agreement dated August 9, 2002; and

2. GTECH Holdings Corporation Non-Qualified Stock Option Agreement dated August 30, 2002.